Exhibit 2.3

SECOND AMENDMENT TO MERGER AGREEMENT

This Second Amendment to Merger Agreement (this “Amendment”), dated as of February 4, 2025, is entered into by and among Fusemachines Inc., a Delaware corporation (the “Company”), CSLM Acquisition Corp., a Cayman Islands exempted company limited by shares (together with its successors, including after the Domestication, “Parent”), and CSLM Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Capitalized and other defined terms used in this Amendment and not otherwise defined herein have the respective meanings given to them in the Original Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company, Parent and Merger Sub are parties to that certain Merger Agreement dated as of January 22, 2024, as amended by the First Amendment to Merger Agreement, dated as of August 27, 2024 (together, the “Original Merger Agreement”);

WHEREAS, the Company, Parent and Merger Sub desire to further amend the Original Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment to Definition of “PIPE Investment Amount”. The definition of “PIPE Investment Amount” is hereby deleted and amended to read in its entirety as follows:

“PIPE Investment Amount” means, as of immediately prior to the Effective Time, the sum of (i) (i) $8,840,000, and (ii) the Contingent PIPE Investment Amount, if any.

2. Amendment to Section 7.3. Section 7.3 of the Original Merger Agreement is hereby amended by deleting the following phrases “In the event the Company fails to deliver the 2023 Financial Statements to Parent by the PCAOB Audit Deadline, the Company shall pay a delay fee in the amount equal to $35,000 for the first one-month delay to March 31,2024 (pro-rated for a partial month), $50,000 for the second one-month delay to April 30, 2024 and thereafter $70,000 for each subsequent one-month delay (pro-rated for any partial month) (which fee shall be payable within two (2) Business Days after such one-month period (or partial month period)). All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.” from such section.

3. No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

4. Miscellaneous.

(a) Entire Agreement. The Original Merger Agreement, as amended by this Amendment, together with the Ancillary Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein.

(b) Ratification. Except as amended hereby, the terms and provisions of the Original Merger Agreement shall remain unchanged and in full force and effect. In the event of any conflict between the terms of the Original Merger Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control.

(c) Counterparts; Electronic Signatures. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Amendment shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

(d) Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the day and year first above written.

Parent:

CSLM ACQUISITION CORP.

By:	/s/ Charles Cassel
	Name:	Charles Cassel III
	Title:	Chief Executive Officer

Merger Sub:

CSLM MERGER SUB, INC.

By:	/s/ Charles Cassel
	Name:	Charles Cassel III
	Title:	Chief Executive Officer

Company:

FUSEMACHINES INC.

By:	/s/ Sameer Maskey
	Name:	Sameer Maskey
	Title:	Chief Executive Officer

[Signature Page to Second Amendment to Merger Agreement]